NEWS FOR IMMEDIATE RELEASE
November 5, 2014

Investor Relations:
Lisa Netz
Ambassadors Group, Inc.
(509) 568-7800

Ambassadors Group, Inc. Reports Third Quarter 2014 Results

Spokane, WA, November 5, 2014 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel, today announced its results for the third quarter ended September 30, 2014.

Overview

●
For the first nine months of 2014, net income before special items of $6.4 million compared to $4.7 million in the 2013 period.  After the impact of restructuring charges and the write-down of certain assets, the Company incurred a net loss of $9.4 million compared to a net loss of $1.6 million in the prior year period.

●
Gross revenue from continuing operations, including non-directly delivered programs, of $97.0 million during the first nine months of 2014 compared to $110.3 million in the prior year period. Through September 30,  2014, the Company traveled 15,711 delegates compared to 17,940 delegates in the same period in 2013.

●
Year-to-date gross margin from continuing operations of 33.4 percent compared to 36.0 percent in 2013, as the current year was impacted by unfavorable Euro and British Pound foreign exchange rates, lower traveler to leader ratios, and a program merchandise write-down.

●
Special items in 2014 include goodwill write-down and other restructuring costs associated with the disposition of BookRags, Inc. an online education subsidiary.  The disposition and restructuring process resulted in pre-tax charges totaling $9.7 million.

●
Special items in 2014 also include the write-down of the Company’s corporate headquarters building.  That sale is under contract and anticipated to close during the fourth quarter of 2014.  The sale will yield approximately $8.4 million in net cash proceeds.  The Company has recorded $2.4 million in pre-tax asset impairment charges year-to-date to lower its carrying value to the anticipated sales price less closing costs.

●	Year-to-date, special items totaled $14.5 million for discontinued operations, asset impairments, restructuring charges, separation costs, and legal and other.

●	Operating expenses for the nine-month period, excluding special items, totaled $28.4 million, a decrease of $4.2 million, or 13.0 percent, year-over-year.

●
Cash totaled $47.1 million at September 30, 2014 compared to $41.0 million on September 30, 2013.  Deployable cash, as defined on page 10, totaled $33.6 million compared to $29.1 million in the prior year period.

●	Enrolled revenue for 2015 programs down 34.6 percent year-over-year for all programs and 35.8 percent year-over-year for core Student Ambassadors Programs.

Financial Highlights
(in thousands except percent and per share data)

	UNAUDITED
	Quarter ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Gross revenue, all travel programs	$39,615	$46,893	$96,969	$110,267
Gross margin, all travel programs	$13,342	$17,239	$32,391	$39,661
Operating expense from continuing operations	$11,354	$20,117	$33,621	$43,499
Operating expense from continuing operations, before special items	$10,667	$11,479	$28,442	$32,668
Income (loss) from continuing operations	$1,912	$(1,803)	$(1,284)	$(2,190)
Income from continuing operations before special items	$2,599	$6,835	$3,895	$8,641
Income (loss) from discontinued operations	$426	$189	$(8,114)	$609
Net income (loss)	$2,338	$(1,614)	$(9,398)	$(1,581)
Net income before special items	$2,650	$3,649	$6,383	$4,660
Income (loss) per diluted share	$0.14	$(0.10)	$(0.56)	$(0.09)
Income per diluted share before special items	$0.16	$0.21	$0.37	$0.27

Ambassador’s Group Interim Chief Executive Officer, Philip B. Livingston commented on the Company’s results and the outlook for 2015:

“First and foremost, once again the People to People team of teacher-leaders and company associates delivered another travel season of outstanding and life-changing experiences for close to 16,000 travelers.  The detailed travel planning by our staff and the thousands of orientation meetings conducted by largely volunteer teacher-leaders was the key.  Young people that participate in our customer journey grow immensely through the interview process, the financial discussion with their family, the leader’s pre-travel lesson plans addressing customs and commerce at their destination, and eventually the trip itself that includes local family home stays, school visits, service and community immersion, and cultural and historical programs.  The level of customer satisfaction reported improved again this year, and our online independently monitored customer reviews are 4.7 on a 5.0 scale.  We want to thank the approximately 2,000 teacher-leaders that interview and enroll our travelers, prepare them to travel, and safely lead our trips. Our leaders consistently report that the opportunity to teach students through experiential learning cannot be replicated in the classroom.”

Livingston continued, “During the quarter we formally contracted to sell our corporate office building and we closed the sale of BookRags.  We are pleased those projects are completed and behind us.  During the first half of 2015, we will move into smaller office space that is more appropriate for our business.  Together, the two transactions will have added approximately $12 million to our cash balance.  We are debt free and continue to have a strong balance sheet, and we intend to protect our cash resources carefully, while adjusting our strategy going forward.”

“The number of enrollments resulting from our fall 2014 marketing campaign indicate another decline in net travelers for 2015.  Our fall marketing campaign has not yielded the results we had hoped for.  Our product remains strong with real value to our customers, and our net promoter score from our post-summer 2014 survey was 74.  However, our product positioning and marketing tactics are not in sync with the current generation of travelers.  There are 29 million 5th through 11th grade students in the U.S. market today.  They and their parents shop and analyze products differently than they did five years ago.  Authenticity, deep customer exploration and control of the buying process, absolute value and product personalization are all strong market conditions that we need to address in our strategy.”

Livingston concluded, “The strategic and operating plans we are developing will enable us to build upon People to People’s fundamental strengths and competitive position, reinforce our customer appeal, and increase our consumer outreach in different ways than we have operated in the past.  The future of our business requires changes in order to deliver solid, broad-based financial results, a continued strong balance sheet and growth to our shareholders.  While we have taken some measures thus far to focus all our resources on our core Student Ambassador Programs and flatten our organizational structure, our efforts will continue in order to realize the Company’s long-term earnings potential.”

Third Quarter 2014 Results

During the third quarter of 2014, the Company traveled 6,808 delegates, compared to 8,140 delegates during the prior year quarter primarily due to lower delegate counts on the Company’s core Student Ambassadors programs.  The prior year period includes 536 Discovery Student Adventures (“DSA”) and People to People China (“China”) traveled students affecting year-over-year comparability given the Company’s decision during the third quarter of 2013 to no longer operate these programs in 2014. Total revenue from continuing operations of $16.7 million declined 21.8 percent from $21.4 million in the prior year quarter driven by the lower traveler count year-over-year. Gross margin from continuing operations for the quarter was $13.3 million compared to $17.2 million in the third quarter of 2013, and gross margin percentage was 33.7 percent compared to 36.8 percent in the prior year period. Gross margin is calculated as the sum of gross revenue non-directly delivered programs and gross revenue directly delivered programs less cost of sales non-directly delivered programs and costs of sales directly delivered programs.  The lower current period gross margin percentage is reflective of higher foreign exchange rates, a higher ratio of teacher leaders to traveling students, and lower overall traveling group sizes negatively impacting fixed costs year-over-year.

Third quarter operating expenses from continuing operations were $11.4 million compared to $20.1 million in the prior year period.  Excluding special items, third quarter 2014 operating expenses were $10.7 million, a decline of $0.8 million, or 7.1 percent, compared to the same time in 2013. Operating expenditures were down due to a reduction in marketing spend as well as costs no longer incurred by DSA and China travel programs.

During the third quarter of 2014, the Company announced it had consummated the sale of its wholly-owned subsidiary BookRags.  All activities related to BookRags are reflected as discontinued operations for all periods presented, and for comparability of ongoing business activities, are included within special items.  Special items are more fully described in a table to this release.

The Company reported net income during the third quarter of 2014 of $2.3 million, or $0.11 per diluted share, compared to a net loss of $1.6 million, or $0.11 per diluted share, in the prior year period.  Third quarter 2014 net income before special items was $2.7 million compared to $3.6 million in 2013.

Nine Months Ended September 30, 2014 Results

During the nine months ended September 30, 2014, the Company traveled 15,711 delegates compared to 17,940 delegates during the same period in the prior year.  The prior year period includes 816 DSA and China traveled students affecting year-over-year comparability given the Company’s decision to not operate these programs in 2014. Total revenue from continuing operations of $38.8 million declined 17.0 percent from $46.7 million in the same period last year driven by the decline in travelers.  Gross margin from continuing operations for the nine months ended September 30, 2014 was $32.4 million, down from $39.7 million in the same period last year, with gross margin percentage at 33.5 percent compared to the prior year at 36.0 percent. The lower current period gross margin percentage is reflective of higher land vendor program costs as discussed above, as well as a program merchandise write-down of $0.6 million in the current nine month period. Excluding the impact of the decline in delegates traveled year-over-year, the Company experienced a decrease of approximately $2.5 million in Student Ambassador program gross margin.

Year-to-date, operating expenses from continuing operations excluding special items decreased $4.2 million, or 12.9 percent, compared to the prior year period, to $28.4 million.  The $4.2 million in savings over the prior year is the result of the Company’s streamlining of operations to focus on its core Student Ambassador programs and cost cutting initiatives.

Special items of $14.5 million, before tax impact, for the first nine months of 2014 are more fully described in a table to this release, and include discontinued operations from the third quarter 2014 sale of BookRags, restructuring charges, an asset impairment charge of $2.4 million to lower the carrying value of the Company’s corporate headquarters to the anticipated sales price less costs to sell, and separation and other related benefit costs from the workforce reduction and other personnel changes.

During the second quarter of 2014, the Company recorded a valuation allowance on its deferred tax assets, resulting in a reduced deferred tax benefit of $0.8 million for the year-to-date period.  The Company does not anticipate having current tax expense until its net operating loss carryforward has been absorbed.

Net loss for the nine months ended September 30, 2014 was $9.4 million, or $0.56 per diluted share, compared to a net loss of $1.6 million, or $0.09 per diluted share in the prior year period.

Balance Sheet and Liquidity

Total assets at September 30, 2014 were $64.4 million compared to $82.7 million one year ago.  Cash, cash equivalents and short-term available-for-sale securities increased $6.1 million to $47.1 million at September 30, 2014 compared to the balance at September 30, 2013.  The Company sold BookRags during the third quarter of 2014 for $5.0 million, increasing its cash and available-for-sale securities balances.  Long-term assets totaled $5.2 million primarily reflecting business, technology, hardware and systems used to deliver services.  The Company’s office building is anticipated to sell during the fourth quarter of 2014, and therefore has been listed as an asset held for sale and recorded as a current asset at its anticipated sales price less costs to sell of $8.4 million.  Total liabilities were $16.9 million, including $9.5 million in participant deposits for future travel.  Deployable cash at September 30, 2014, totaled $33.6 million, and is a non-GAAP measure defined in the attached schedules.

The below table summarizes the cash flows as further disclosed in the accompanying financial statements.  Free cash flow, a non-GAAP measure is defined as cash flow from operations less purchase of property, equipment and intangibles, is also noted (in thousands). We believe this non-GAAP measurement is useful to investors in understanding the cash generated or distributed within the current period for future use in operations.

	UNAUDITED
	Nine months ended September 30,
	2014	2013
Net cash provided by (used in) operating activities	$(1,712)	$9,256
Purchases of property, equipment and intangibles	(1,391)	(2,664)
Free cash flow	(3,103)	6,592

Net purchase of available-for-sale securities	(7,151)	(4,366)
Dividend payments to shareholders	-	(1,017)
Repurchase of common stock	(188)	(486)
Proceeds from sale of discontinued operations	4,600	-
Other cash flows, net	(81)	(2,098)
Net decrease in cash and cash equivalents	$(5,923)	$(1,375)

2015 Travel Season

As of November 2, 2014, enrolled revenue for 2015 travel programs was $77.5 million, down 34.6 percent from the same point last year, based on enrolled travelers of 12,115 compared to 17,955. Enrolled revenue for the Company’s core product, Student Ambassadors, is down 35.8 percent to $72.4 million compared to $112.9 million at the same date last year, based on enrolled travelers of 10,246 compared to 15,853.

Enrolled revenue consists of estimated gross receipts to be recognized upon travel of an enrolled participant and revenue recognized for any delegates who have completed travel for the travel year referenced. Reported net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn, including travel that has been completed.  Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is an education and student travel company located in Spokane, Washington.  Additional information about Ambassadors Group, Inc. is available at www.peopletopeople.com and www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions, changes in foreign currency rates and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed with the SEC on March 27, 2014, and its proxy statement filed with the SEC on April 11, 2014.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Quarter ended September 30,
	2014	2013	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$10,818	$15,071	$(4,253)	-28%
Gross revenue, directly delivered programs (2)	5,896	6,296	(400)	-6%
Total revenue	16,714	21,367	(4,653)	-22%
Cost of sales, directly delivered programs (2)	3,372	4,128	(756)	-18%
Gross margin (3)	13,342	17,239	(3,897)	-23%

Operating expenses:
Selling and marketing	8,369	9,224	(855)	-9%
General and administration	2,418	2,676	(258)	-10%
Restructuring costs	217	1,756	(1,539)	-88%
Asset impairments	350	6,461	(6,111)	-95%
Total operating expenses	11,354	20,117	(8,763)	-44%

Operating income (loss)	1,988	(2,878)	4,866	169%

Other income (expense):
Interest and dividend income	84	70	14	20%
Foreign currency and other income	(2)	1	(3)	-300%
Total other income	82	71	11	15%
Income (loss) before tax benefit (provision) from continuing operations	2,070	(2,807)	4,877	174%
Income tax benefit (provision)	(158)	1,004	(1,162)	-116%

Income (loss) from continuing operations	1,912	(1,803)	3,715	206%

Discontinued operations:
Income from operations of discontinued segment	196	250	(54)	-22%
Income tax benefit (provision)	230	(61)	291	477%
Income from discontinued operations	426	189	237	125%

Net income (loss)	$2,338	$(1,614)	$3,952	245%

Weighted average shares outstanding – basic	17,041	16,984	57	0%
Weighted average shares outstanding – diluted	17,046	16,984	62	0%

Net income (loss) from continuing operations per share - basic	$0.11	$(0.11)	$0.22	200%
Net income (loss) from continuing operations per share - diluted	$0.11	$(0.11)	$0.22	200%

Net income from discontinued operations per share - basic	$0.03	$0.01	$0.02	215%
Net income from discontinued operations per share - diluted	$0.03	$0.01	$0.02	214%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Quarter ended September 30,
	2014	2013	% Change
Gross revenue	$33,719	$40,597	-17%
Cost of sales	22,901	25,526	-10%
Net revenue	$10,818	$15,071	-28%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs and gross revenue directly delivered programs less cost of sales non-directly delivered programs and costs of sales directly delivered programs.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs and gross revenue directly delivered programs.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Nine months ended September 30,
	2014	2013	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$29,027	$36,254	$(7,227)	-20%
Gross revenue, directly delivered programs (2)	9,734	10,460	(726)	-7%
Total revenue	38,761	46,714	(7,953)	-17%
Cost of sales, directly delivered programs (2)	5,816	7,053	(1,237)	-18%
Cost of sales, program merchandise markdown	554	-	554	100%
Gross margin (3)	32,391	39,661	(7,270)	-18%

Operating expenses:
Selling and marketing	20,868	24,275	(3,407)	-14%
General and administration	8,647	11,007	(2,360)	-21%
Restructuring costs	1,756	1,756	-	0%
Asset impairments	2,350	6,461	(4,111)	-64%
Total operating expenses	33,621	43,499	(9,878)	-23%

Operating loss	(1,230)	(3,838)	2,608	68%

Other income (expense):
Interest and dividend income	356	357	(1)	0%
Foreign currency and other income	6	22	(16)	-73%
Total other income	362	379	(17)	-4%
Loss before tax provision from continuing operations	(868)	(3,459)	2,591	75%
Income tax benefit (provision)	(416)	1,269	(1,685)	-133%

Loss from continuing operations	(1,284)	(2,190)	906	41%

Discontinued operations:
Loss from operations of discontinued segment, including impairment and loss on disposal of $9.7 million	(9,298)	959	(10,257)	-1070%
Income tax benefit (provision)	1,184	(350)	1,534	438%
Income (loss) from discontinued operations	(8,114)	609	(8,723)	-1432%

Net loss	$(9,398)	$(1,581)	$(7,817)	-494%

Weighted average shares outstanding – basic	16,827	16,982	60	0%
Weighted average shares outstanding – diluted	16,827	16,982	60	0%

Net loss from continuing operations per share - basic	$(0.08)	$(0.13)	$0.05	38%
Net loss from continuing operations per share - diluted	$(0.08)	$(0.13)	$0.05	38%

Net income (loss) from discontinued operations per share - basic	$(0.48)	$0.04	$(0.51)	-1428%
Net income (loss) from discontinued operations per share - diluted	$(0.48)	$0.04	$(0.51)	-1428%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Nine months ended September 30,
	2014	2013	% Change
Gross revenue	$87,235	$99,807	-13%
Cost of sales	58,208	63,553	-8%
Net revenue	$29,027	$36,254	-20%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs and gross revenue directly delivered programs less cost of sales non-directly delivered programs and costs of sales directly delivered programs.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs and gross revenue directly delivered programs.

AMBASSADORS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	UNAUDITED		AUDITED
	September 30,		December 31,
	2014	2013	2013
Assets
Current assets:
Cash and cash equivalents	$3,550	$4,775	$9,473
Available-for-sale securities	43,586	36,240	36,174
Prepaid program costs and expenses	2,597	7,090	7,069
Accounts receivable	1,071	1,022	1,792
Deferred tax assets	-	547	1,295
Assets held for sale	8,400	-	-
Total current assets	59,204	49,674	55,803
Property and equipment, net	3,821	18,948	18,452
Available-for-sale securities	724	717	719
Deferred tax assets	125	-	-
Intangibles	-	3,529	3,522
Goodwill	70	9,781	9,781
Other long-term assets	483	82	82
Total assets	$64,427	$82,731	$88,359

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$6,646	$9,035	$3,587
Participants’ deposits	9,303	9,847	26,362
Foreign currency exchange contracts	625	90	244
Deferred tax liabilities	149	-	-
Other liabilities	-	94	119
Total current liabilities	16,723	19,066	30,312
Participants’ deposits	190	-	-
Foreign currency exchange contracts	-	-	52
Deferred tax liabilities	-	2,330	2,087
Total liabilities	16,913	21,396	32,451
Stockholders’ equity	47,514	61,335	55,908
Total liabilities and stockholders’ equity	$64,427	$82,731	$88,359

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (in thousands)

	UNAUDITED
	September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(9,398)	$(1,581)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,496	4,088
Stock-based compensation	1,305	2,161
Deferred income tax benefit	(877)	(2,373)
Impairment and loss on sale of discontinued operations	9,298	-
Loss on disposition and impairment of property and equipment	2,364	6,461
Program merchandise writedown	554	-
Excess tax shortfall from stock-based compensation	109	2,103
Change in assets and liabilities:
Accounts receivable and other assets	663	(169)
Prepaid program costs and expenses	3,890	9,652
Accounts payable, accrued expenses, and other current liabilities	2,753	4,802
Participants’ deposits	(16,869)	(15,888)
Net cash provided by (used in) operating activities	(1,712)	9,256

Cash flows from investing activities:
Purchase of available-for-sale securities	(29,733)	(27,297)
Proceeds from sale of available-for-sale securities	22,582	22,931
Proceeds from sale of BookRags, Inc.	4,600	-
Purchase of property and equipment	(1,202)	(2,413)
Proceeds from sale of property and equipment	28	-
Purchase of intangibles	(189)	(251)
Net cash used in investing activities	(3,914)	(7,030)

Cash flows from financing activities:
Repurchase of common stock	(188)	(486)
Dividend payment to shareholders	-	(1,017)
Proceeds from exercise of stock options	-	5
Excess tax shortfall from stock-based compensation	(109)	(2,103)
Net cash used in financing activities	(297)	(3,601)

Net decrease in cash and cash equivalents	(5,923)	(1,375)
Cash and cash equivalents, beginning of period	9,473	6,150
Cash and cash equivalents, end of period	$3,550	$4,775

Special Items

During the third quarter of 2013, the Company initiated a corporate restructuring plan aimed at streamlining its cost structure and focusing the business primarily on its core Student Ambassador Programs in order to promote the long-term health of the organization.  At that time, the Company announced its decision to restructure two of its travel programs believed no longer financially viable in their current form – Discovery Student Adventures and People to People China.

As part of the Company’s restructuring plan and as previously announced, during the second quarter of 2014 the Company completed a workforce reduction and incurred pre-tax charges of approximately $1.6 million for severance benefits and other related expenses that is included within restructuring costs in the table below.  Of the $1.6 million in expense, a $0.4 million non-cash expense reflected accelerated vesting of previously awarded stock options and stock grants.  In addition, the Company has incurred other restructuring charges including accelerated depreciation on assets to be replaced.

During the third quarter of 2014, and in furtherance to its restructuring plan, the Company announced it consummated a sale of its wholly-owned subsidiary BookRags.  All activities related to BookRags are reflected as discontinued operations for all periods presented, and for comparability of ongoing business activities, are included in special items below.  Discontinued operations for the current year-to-date period include the goodwill impairment of $9.7 million that was recorded during the second quarter of 2014.

The Company anticipates closing the sale of its corporate headquarters, listed for sale since April 2012, during the fourth quarter of 2014 for $8.8 million.  During the second quarter of 2014, the Company recorded an asset impairment of $2.0 million to lower its carrying value to the anticipated sales price.  As part of the transaction, the Company anticipates incurring approximately $0.4 million in closing fees.

In connection with the previously announced termination of the Company’s former interim chief executive officer, during the second quarter of 2014 the Company incurred pre-tax charges of approximately $0.7 million for severance benefits and other related expenses, including a non-cash expense of approximately $0.3 million to reflect accelerated vesting of previously awarded stock options and stock grants under the terms of the executive’s separation agreement.  During the first quarter of 2013, the Company incurred separation expense of approximately $2.7 million upon the resignation of two executives.

As a result of these events, the operations as presented in the accompanying financial statements for the three months and nine months ended September 30, 2014 and 2013 do not reflect a meaningful comparison between periods or in relation to the operational activities of the Company.  In order to provide more meaningful disclosure, the following table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data):

	UNAUDITED
	Net Income (Loss)		EPS
	Three months ended September 30,		Three months ended September 30,
	2014	2013	2014	2013
Amount before special items	$2,650	$3,649	$0.16	0.21
Discontinued operations	196	250	0.01	0.01
Asset impairments	(350)	(6,461)	(0.02)	(0.38)
Restructuring costs	(217)	(1,756)	(0.01)	(0.10)
Legal and other fees	(120)	(422)	(0.01)	(0.02)
Separation payments	-	1	-	0.00
Tax impact	179	3,125	0.01	0.18
Amount per consolidated statement of operations	$2,338	$(1,614)	$0.14	$(0.10)

	UNAUDITED
	Net Income (Loss)		EPS
	Nine months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Amount before special items	$6,383	$4,660	$0.37	0.27
Discontinued operations	(9,298)	958	(0.55)	0.06
Asset impairments	(2,350)	(6,461)	(0.14)	(0.38)
Restructuring costs	(1,756)	(1,756)	(0.10)	(0.10)
Legal and other fees	(409)	171	(0.02)	0.01
Separation payments	(664)	(2,785)	(0.04)	(0.16)
Tax impact	(1,304)	3,632	(0.09)	0.21
Amount per consolidated statement of operations	$(9,398)	$(1,581)	$(0.56)	$(0.09)

Deployable Cash

Deployable cash is a non-GAAP liquidity measurement and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash at September 30, 2014 and 2013, and December 31, 2013 (in thousands):

	UNAUDITED
	September 30,		December 31,
	2014	2013	2013
Cash, cash equivalents and short-term available-for-sale securities	$47,136	$41,015	$45,647
Prepaid program cost and expenses	2,597	7,090	7,069
Less: Participants’ deposits	(9,493)	(9,847)	(26,362)
Less: Accounts payable / accruals / other liabilities	(6,646)	(9,129)	(3,706)
Deployable cash	$33,594	$29,129	$22,648